                              MANAGEMENT AGREEMENT
                                    (Analog)


         THIS MANAGEMENT AGREEMENT (the "Agreement") is made and entered into as of January 29, 1999, by and between Nextel WIP Corp., a Delaware corporation ("NWIP"), on behalf of itself and other subsidiaries of Nextel Communications, Inc., a Delaware corporation, (the "Manager"), and Nextel Partners Operating Corp., a Delaware corporation, on behalf of itself and its wholly owned subsidiaries (the "Licensee"). Manager and Licensee are hereafter collectively referred to as the "Parties."

                                    RECITALS

         A. Pursuant to the JV Agreement, Licensee will build and operate an ESMR Network and provide wireless communication in a designated portion of the United States.

         B. Licensee has the right to use Federal Communications Commission (the "FCC") Licenses (as defined below) to operate on the frequencies identified on Attachment A hereto.

         C. Pursuant to this Agreement, Manager has the right to manage the use of the Licenses to operate analog systems and offer analog services on 800 MHz frequencies in the ESMR Network that are not being used by Licensee.

         D. The Parties are familiar with the FCC's rules and policies concerning the responsibilities of Specialized Mobile Radio ("SMR") and Commercial Mobile Radio Service ("CMRS") licensees and have structured this Agreement to be in compliance therewith.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the covenants hereinafter set forth, the Parties agree as follows:

         1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth or cross-referenced below:

              BUSINESS means the construction and operation of the Company's iDEN-based wireless communications system in the "Territory" (as such term is defined in the JV Agreement).

              EFFECTIVE DATE -- see Section 2.

              ESMR NETWORK means a wide-area network of specialized mobile radio base stations that uses Motorola's integrated Dispatch Enhanced Network wireless communications technology to provide wireless communications services including voice, dispatch, interconnected telephone and data services, using SMR Frequencies.

              FREQUENCIES means those frequencies not used by Licensee for its Business.

              FCC -- see Recital B.

              INITIAL TERM -- see Section 2.

              JV AGREEMENT means the JV Agreement among Licensee, Manager and Nextel Communications, Inc., of even date herewith, as it may be amended from time to time.

              LICENSEE -- see Preamble.

              LICENSES mean the FCC licenses listed on Attachment A as the list may be amended from time to time pursuant to this Agreement.

              MANAGEMENT TERM means the Initial Term together with any Renewal Terms, until this Agreement is no longer in effect.

              MANAGER -- see Preamble.

              PARTIES -- see Preamble.

              RENEWAL TERM -- see Section 2.

              SMR FREQUENCIES means 800 MHz specialized mobile radio frequencies.

         2. EFFECTIVE DATE, TERM, RENEWALS. (a) This Agreement shall become effective on the date hereof (the "Effective Date"). Unless terminated pursuant to the provisions of Section 8 hereof, this Agreement shall have an initial term of ten years from the Effective Date (the "Initial Term").

                (b) So long as Manager is in compliance with the requirements of this Agreement and Licensee holds the Licenses, Manager may extend this Agreement for up to four consecutive 10-year renewal terms (each a "Renewal Term"). To exercise its renewal option, Manager must give written notice to Licensee, delivered not more than 180 days and not less 120 days before the Management Term would otherwise end, stating that Manager is exercising its option to renew for an additional ten year period. Within 30 days of receipt therefrom, Licensee shall give written notice to Manager of its acknowledgment of such renewal.

         3. SYSTEM MANAGEMENT RESPONSIBILITIES. Pursuant to this Agreement and
Article 4 of the JV Agreement, Licensee grants Manager the right to manage the use of the frequencies authorized by the Licenses to operate an analog system and offer analog services.

         4. REMOVAL OR ADDITION OF FREQUENCIES. Licensee can terminate Manager's right to manage the use of Frequencies if Licensee needs to use such Frequencies in its ESMR Network, by giving written notice of proposed changes, and not less than six months thereafter, Licensee may amend Attachment A to remove such Frequencies. If Licensee is not using 800 MHz frequencies in the ESMR Network that have not been identified on Attachment A ("Additional Frequencies"), Licensee will notify Manager of the Additional Frequencies, and if Manager so requests, Licensee will amend Attachment A to add the Additional Frequencies.

         5. REVENUES AND EXPENSES. During the Management Term, all direct expenses for the operation and management of the analog systems and services will be paid or reimbursed by Manager. Manager assumes all liabilities, known and unknown, relating to or arising from the operation of the analog systems and services and ownership of the assets used in such operation throughout the Management Term. As compensation for the management services provided pursuant to this Agreement, Manager is entitled to One Hundred Percent (100%) of the net revenues from the operation of the analog systems and services.

         6. RISK OF LOSS. Manager bears all risk of loss, damage or destruction of the assets used in the operation of the analog systems and services during the Management Term. In the event of such loss, damage or destruction, Manager has the option (at its sole election) to restore, replace or repair the damaged property to its previous condition at its own cost or expense. Manager has the right to use all insurance proceeds to effect such restoration, replacement or repair and to retain all excess proceeds.

         7. FCC COMPLIANCE. The parties will comply with all applicable FCC rules and regulations governing the Licenses or the analog systems and services. Without limiting the generality of the foregoing:

                a. Licensee, at all times, retains ultimate supervisory control over the use of the Licenses.

                b. With appropriate notice to, consultation with and participation by Manager, Licensee will represent Manager (i) before all state regulatory agencies with respect to matters within such agencies' jurisdiction that require the representation or appearance of the owner of the Licenses and that have not been or cannot be delegated to Manager pursuant to paragraph c. below; and (ii) before the FCC with respect to any matters relating to the Licenses, the operation of the analog systems as it relates to any FCC rules, regulations, policies or provisions of the Communications Act of 1934, as amended, and any FCC correspondence and filings. Licensee will, with the assistance and cooperation of Manager, take all actions necessary to keep the Licenses in force and shall timely prepare and submit to the FCC or any other relevant governmental authority all reports, applications, renewals, filings or other documents necessary to keep the Licenses and any certificates of public convenience and necessity or other state regulatory approvals in force and in good standing. Manager shall provide Licensee with all information regarding the operation of Frequencies as Licensee shall reasonably request.

                c. Nothing in the preceding paragraph precludes Licensee from delegating to Manager responsibility to obtain and maintain in good standing all business licenses required by state, local or municipal governments, to file annual or other reports required by such governments, and to prepare and file all federal, state and local tax returns and tax payments. Additionally, Licensee will require Manager to assure that the analog systems and services comply with all applicable governmentally-mandated regulatory programs including, but not limited to, Federal Universal Service Fund assessments, state universal service programs, Enhanced 911, Telecommunications Relay Services for the Speech and Hearing Impaired, local number portability, calling party pays services, and priority access requirements. Such compliance may include collecting applicable fees from subscribers and payment of governmental assessments for such programs.

                d. Nothing in this Agreement is intended to diminish or restrict Licensee's obligations as an FCC licensee and both parties desire that this Agreement be in compliance with the rules and regulations of the FCC. If the FCC formally or informally advises Licensee that the terms of this Agreement violate its rules or regulations, then Licensee will promptly notify the Manager and then Licensee and Manager will negotiate (i) to resolve to the satisfaction of Licensee, Manager and the FCC, the FCC concerns or directives and (ii) to the extent necessary, modify the terms of this Agreement in a manner most consistent with the arrangements described herein.

         8. TERMINATION. This Agreement will terminate if Manager acquires all equity ownership of the Licensee or the Licenses.

         9. NOTICES. Any notice, request or other communication required or permitted hereunder must be in writing and is given: (a) when received if personally delivered; (b) 5 days after being sent by registered or certified mail, return receipt requested, postage prepaid; or (c) 1 business day after being sent by priority delivery by established overnight courier, to the parties at their respective addresses set forth below.

               a. If to Manager, to:

                      Nextel WIP Corp.
                      1505 Farm Credit Drive
                      McLean, Virginia 22102
                      Attention:   General Counsel
                      Telecopy:  (703) 394-3896

                  with a copy to:

                      Jones, Day, Reavis & Pogue
                      North Point
                      901 Lakeside Avenue
                      Cleveland, OH 44114
                      Attention:  Jeanne M. Rickert
                      Telecopy:  (216) 579-0212

               b. If to Licensee, to:

                      Nextel Partners Operating Corp.
                      4500 Carillon Point
                      Kirkland, WA  98033
                      Attention:  General Counsel
                      Telecopy:  (425) 828-8098

                  with a copy to:

                      Friedman Kaplan & Seiler LLP

                      875 Third Avenue
                      New York, New York 10022
                      Attention:  Gary D. Friedman
                      Telecopy:  (212) 355-6401

Any party by written notice to the others given in accordance with this Section 9 may change the address or the persons to whom notices or copies thereof are to be directed.

         10. WAIVERS; AMENDMENT. Except as otherwise provided in this Agreement, any party may waive, in writing, compliance by the other party thereto (to the extent such compliance is for the benefit of the party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except as may be imposed by law). Any waiver by any party of any violations of, breach of, or default under, any provision of any of this Agreement, by any other party will not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of, or default under, any other provision of this Agreement. This Agreement may be amended only by a writing executed by the parties.

         11. SUCCESSORS AND ASSIGNS. Manager's rights and obligations under this Agreement are personal to Manager, and Manager may not assign any rights or delegate any duties under this Agreement except to a direct or indirect wholly-owned subsidiary of Manager or any subsidiary of Nextel Communications, Inc. Licensee may not assign its rights herein except to a wholly-owned subsidiary of Licensee.

         12. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by New York law, without regard to choice of law rules that would result in the application of another state's law, except those portions that involve topics covered by FCC Rules shall be governed thereby. If any provision of this Agreement or the application of such provision is invalid, illegal or unenforceable by the FCC or any court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or invalidate or render unenforceable such provision in any other jurisdiction. The parties will, to the extent lawful and practicable, use their best reasonable efforts to enter into arrangements to reinstate the intended benefits of any provision held invalid, illegal or unenforceable.

         13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.

         14. CONSTRUCTION. (a) Words used in this Agreement, regardless of the number of gender specifically used, will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The parties hereto have participated equally in the drafting of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement.

                (b) The schedules and exhibits attached to this Agreement are incorporated herein and are part of this Agreement for all purposes. Unless otherwise stated, any reference in this Agreement to an exhibit, section or schedule is to an exhibit, section or schedule of this Agreement.

                (b) The headings contained in this Agreement are solely for convenience of reference and are not given any effect in the construction or interpretation of this Agreement

         15. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                       NEXTEL WIP CORP. (as Manager)

                                       By: /s/ Alan Strauss
                                          ----------------------------------
                                       Name: Alan Strauss
                                       Title: Vice President

                                       NEXTEL PARTNERS OPERATING CORP.

                                       By: /s/ John Chapple
                                          ----------------------------------
                                       Name: John Chapple
                                       Title: President and Chief Executive
                                              Officer